SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)          October 11, 2001

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code          612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

In conjunction with NRG Energy’s third quarter earnings release, Xcel Energy raised its expectation for the range of third quarter earnings to 75 to 80 cents per share, up from a prior outlook of 70 to 75 cents per share, as previously indicated in Xcel Energy’s Form 8 - K filed on April 3, 2001.

Xcel Energy’s guidance for annual earnings from ongoing operations remains unchanged at $2.30 per share after reflecting rescheduled power plant maintenance outages that were deferred earlier in the year to take advantage of market conditions. The Xcel Energy News Release is attached as Exhibit 99.01.

NRG released its third quarter 2001 earnings on Oct.11, 2001. For more information, see NRG’s News Release attached as Exhibit 99.02.

Xcel Energy owns or has an interest in a number of nonregulated businesses, the largest of which is NRG Energy, Inc., a publicly traded independent power producer. At Sept. 30, 2001, Xcel Energy indirectly owned approximately 74 percent of NRG. Xcel Energy owned 100 percent of NRG until the second quarter of 2000, when NRG completed its initial public offering and 82 percent until a secondary offering was completed in March 2001.

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “objective,” “outlook,” “projected,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to:

•	general economic conditions, including their impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms;

•	business conditions in the energy industry;

•	competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries;

•	unusual weather;

•	state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed and degree to which competition enters the electric and gas markets;

•	the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses;

•	currency translation and transaction adjustments;

•	risks associated with the California power market; and

•	the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to its report on Form 10-Q for the quarter ended June 30, 2001.

Item 7. Financial Statements and Exhibits

(c)  Exhibits

Exhibit
No.	Description

99.01	News Release of Xcel Energy dated October 11, 2001
99.02	News Release of NRG Energy dated October 11, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ David E. Ripka Vice President and Controller

October 12, 2001